UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 28, 2019

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 259-1970

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ZIOP	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 28, 2019, Ziopharm Oncology, Inc. (the “Company”) entered into a patent license agreement (the “License”) with the National Cancer Institute (the “NCI”). Pursuant to the License, the Company holds an exclusive, worldwide license to certain intellectual property to develop and commercialize patient-derived (autologous), peripheral blood T-cell therapy products engineered by transposon-mediated gene transfer to express T-cell receptors (“TCRs”) reactive to mutated KRAS, p53 and EGFR. These genes are referred to as “hotspots” due to an abundance of mutations that contribute to cancer. Some of these mutations can trigger the immune system and are referred to as “neoantigens.” In addition, pursuant to the License, the Company holds an exclusive, worldwide license to certain intellectual property for manufacturing technologies to develop and commercialize autologous, peripheral blood T-cell therapy products engineered by non-viral gene transfer to express TCRs, as well as a non-exclusive, worldwide license to certain additional manufacturing technologies.

Pursuant to the terms of the License, the Company is required to pay the NCI a cash payment in the aggregate amount of $1,500,000, with a $500,000 payment due within sixty days of the execution date of the License and additional $500,000 payments are due on the six- and twelve-month anniversaries of the License. The Company also agreed to reimburse the NCI for past patent expenses in the aggregate amount of approximately $46,000.

The terms of the License also require the Company to pay the NCI minimum annual royalties in the amount of $250,000, which amount will be reduced to $100,000 once the aggregate minimum annual royalties paid by the Company equals $1,500,000. The first minimum annual royalty payment is payable on the date that is eighteen months following the date of the License.

The Company is also required to make performance-based payments upon successful completion of clinical and regulatory benchmarks relating to the licensed products. The aggregate potential benchmark payments are $4.3 million, of which aggregate payments of $3.0 million are due only after marketing approval in the United States or in Europe, Japan, Australia, China or India. The first benchmark payment of $100,000 will be due upon the initiation of the Company’s first sponsored Phase 1 clinical trial of a licensed product or licensed process in the field of use licensed under the License.

In addition, the Company is required to pay the NCI one-time benchmark payments following aggregate net sales of licensed products at certain net sales up to $1.0 billion. The aggregate potential amount of these benchmark payments is $12.0 million. The Company must also pay the NCI royalties on net sales of products covered by the License at rates in the low to mid-single digits depending upon the technology included in a licensed product. To the extent the Company enters into a sublicensing agreement relating to a licensed product, the Company is required to pay the NCI a percentage of all consideration received from a sublicensee, which percentage will decrease based on the stage of development of the licensed product at the time of the sublicense.

The License will expire upon expiration of the last patent contained in the licensed patent rights, unless terminated earlier. The NCI may terminate or modify the License in the event of a material breach, including if the Company does not meet certain milestones by certain dates, or upon certain insolvency events that remain uncured following the date that is 90 days following written notice of such breach or insolvency event. The Company may terminate the License, or any portion thereof, in the Company’s sole discretion at any time upon 60 days’ written notice to the NCI. In addition, the NCI has the right to require the Company to sublicense the rights to the product candidates covered by the License upon certain conditions, including if the Company is not reasonably satisfying required health and safety needs or if the Company is not satisfying requirements for public use as specified by federal regulations.

The foregoing description of the material terms of the License does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the License, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2019 and is incorporated by reference herein. Portions of the License may be subject to a confidential treatment request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM ONCOLOGY, INC.

	By:	/s/ Robert Hadfield
Date: May 28, 2019		Name: Robert Hadfield
Title: General Counsel and Secretary